Exhibit 16.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Telefonaktiebolaget LM Ericsson (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Exhibit 16.1 of the 20F of Telefonaktiebolaget LM Ericsson dated 29th March 2019. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers AB

PricewaterhouseCoopers AB

Stockholm, Sweden

March 29, 2019